Exhibit 99.1.1

SMART TRUST,

2005 SERIES A

REFERENCE TRUST AGREEMENT

This Reference Trust Agreement (the “Agreement”) dated January 25, 2005, among Hennion & Walsh, Inc., as Depositor, Hennion & Walsh Asset Management, Inc., as Portfolio Supervisor, The Bank of New York, as Trustee and Standard & Poor’s Securities Evaluations, Inc., as Evaluator, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Smart Trust, Smart Ten Trust, Series 1, and Subsequent Series, Trust Indenture and Agreement” dated January 22, 2004 (the “Indenture”), and as amended in part by this Agreement (collectively, such documents hereinafter called the “Indenture and Agreement”). This Agreement and the Indenture, as incorporated by reference herein, will constitute a single instrument.

WITNESSETH THAT:

WHEREAS, this Agreement is a Reference Trust Agreement as defined in Section 1.1 of the Indenture, and shall be amended and modified from time to time by an Addendum as defined in Section 1.1 (1) of the Indenture, such Addendum setting forth any Additional Securities as defined in Section 1.1 (2) of the Indenture;

WHEREAS, the Depositor wishes to deposit Securities, and any Additional Securities as listed on any Addenda hereto, into the Trust and issue Units, and Additional Units as the case maybe, in respect thereof pursuant to Section 2.5 of the Indenture; and

NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Depositor, the Portfolio Supervisor, the Trustee and the Evaluator agree as follows:

Part I

STANDARD TERMS AND CONDITIONS OF TRUST

Section 1. Subject to the provisions of Part II hereof, all the provisions contained in the Indenture are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the following sections of the Indenture hereby are amended as follows:

(a) The definition of “ETFs” shall be added to Section 1.1 and read as follows:

““ETFs” shall mean the exchange-traded funds organized as unit investment trusts or contracts and funds for the purchase thereof.”

(b) The definition of “Evaluator” shall be added to Section 1.1 and read as follows:

““Evaluator” shall mean Standard & Poor’s Securities Evaluations, Inc., or any corporation into which such firm may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which such firm shall be a party, or any firm succeeding to all or substantially all of the business of such firm; or any successor evaluator as hereinafter provided for.”

(c) In the definition of Original Proportionate Relationship in Section 1.1(13), the words “among the number of shares of each Security” shall be deleted and replaced with “among the maturity amount of the Treasury Obligations and the number of shares of each ETF.”

(d) In the definition of Securities in Section 1.1(19), the words “such common stock, preferred stock, ADRs and” shall be deleted and replaced with “Treasury Obligations and shares of ETFs, including.”

(e) The definition of “Treasury Obligations” shall be added to Section 1.1 and read as follows:

“Treasury Obligations” shall mean the debt obligations of the government of the United States or agencies thereof or obligations of an entity the payment of which is guaranteed by the full faith and credit of the United States which have been stripped of their unmatured interest coupons or such coupons or receipts or certificates evidencing such obligations or coupons or contracts and funds for the purchase thereof. The obligor or guarantor of each obligation is the United States government. Such obligations may include certificates that represent ownership of the payments that comprise a United States government bond.”

(f) Section 3.3(1) shall be amended by adding after the words “and all cash,” the words “including capital gains distributions paid on the ETFs.”

(g) Section 3.5 shall be amended by adding the following clause in the second paragraph of such Section 3.5:

“(e) deduct from the Income Account, or, to the extent funds are not available in such Account, from the Principal Account, and pay to the Evaluator the amount that it is at the time entitled to receive pursuant to Section 4.4.”

(h) Section 3.6(A)(3) and (B)(4) shall each be amended by adding after the words “fees and expenses of the Trustee” the words “, the Evaluator.”

(i) Section 3.6(B) shall be amended by adding the following clause:

“(5) the amounts credited to or deducted from the Principal Account on account of distributions of capital gains, if any, on the ETFs, and”

(j) Section 3.7 shall be amended by deleting the parenthetical reading “(e.g., both will be common stock or preferred stock)” in the first paragraph and inserting “(e.g., Treasury Obligations will be substantially identical to every Treasury Obligation then held in the Trust).”

(k) Section 4.1 shall be amended to read in its entirety as follows:

“Section 4.1 Evaluation of Securities: The Evaluator shall determine separately and promptly furnish to the Depositor upon request the value of the Treasury Obligations in the Trust (including contract securities) as of the Evaluation Time on each of the days on which the Trustee shall make the Trust Evaluation required by Section 5.1. During the initial offering period, namely, from the date of the effectiveness of the Registration Statement under the Securities Act of 1933 relating to the Units, to and including the day which is designated by the Depositor to the Trustee and Evaluator as the conclusion of such period, the value of each issue of Securities shall be determined in good faith by the Trustee in accordance with the following procedures: If the Securities are listed on one or more national securities exchanges or NASDAQ National Market System, such valuation shall be based on the closing sale price on such exchange which is the principal market thereof, deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Trustee deems such price inappropriate as a basis for valuation). If the Securities are so listed and the principal market therefor is other than such exchange or there is no closing sale price on such exchange, such valuation shall be based on the closing sale price in the over-the-counter market (unless the Trustee deems such price inappropriate as a basis for valuation). If the Securities are not so listed or if there is no such closing sale price the Trustee, and in determining the value of the Treasury Obligations in the Trust the Evaluator, shall use any of the following methods, or a combination thereof, which it deems appropriate: (a) on the basis of current offering prices of such Securities as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Trust, or (b) if offering prices are not available for any of such Securities, on the basis of offering prices for comparable securities, or (c) by appraisal of the value of the Securities on the offering side of the market or by such other appraisal as is deemed appropriate, or (d) by any combination of the above. After the initial offering period, and both during and after the initial offering period for purposes of the Trust Evaluations required by Section 5.1, Evaluation of the Securities shall be made on the basis of current bid prices for the Treasury Obligations and the closing sale prices of the ETFs. As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange prior to the Evaluation Time. The Trustee shall be permitted to rely on these evaluations when determining the Unit Value. The Trustee shall have no responsibility or liability for the valuations supplied to it for the Treasury Obligations by the Evaluator. The Evaluator shall also make an evaluation of the offering prices of the Treasury Obligations deposited in the Trust as of the time said Treasury Obligations are deposited under this Indenture pursuant to Section 2.1. Such evaluation shall be made on the same basis as set forth above and shall be included in the Schedules attached to the Reference Trust Agreement.”

(l) Section 4.2 shall be amended by adding after the words “state tax law,” the words “the Evaluator shall make available to the Trustee and.”

(m) Section 4.3 shall be amended in its entirety to read as follows:

“Section 4.3. Liability of Evaluator with Respect to Evaluations: The Trustee, the Depositor, the Portfolio Supervisor and the Unitholders may rely on any evaluation furnished by the Evaluator and shall have no responsibility for the accuracy thereof. The determinations made by the Evaluator hereunder shall be made in good faith upon the basis of, and shall have no liability for errors in, the information reasonably available to it. The Evaluator shall be under no liability to the Trustee, the Depositor, the Portfolio Supervisor or the Unitholders for errors in judgment or any action taken in good faith, provided, however, that this provision shall not protect the Evaluator against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.”

(n) ARTICLE 4 shall be amended to add a new Section 4.4 as follows:

“Section 4.4. Evaluator’s Compensation: As compensation for its services hereunder, the Evaluator, with respect to each series of the Trust, shall receive against a statement therefor submitted to the Trustee annually on or before each Distribution Date from the Income Account to the extent funds are available and thereafter from the Principal Account the amounts set forth in Part II of the Reference Trust Agreement for such series, provided, however, that if at any time the fee of the Trustee shall have been increased pursuant to Section 6.4, the compensation of the Evaluator hereunder shall at the same time be ratably increased.”

(o) ARTICLE 4 shall be amended to add a new Section 4.5 as follows:

“Section 4.5. Successor Evaluator: (a) The Evaluator may resign and be discharged hereunder, by executing an instrument in writing resigning as Evaluator and filing the same with the Depositor and the Trustee, not less than 60 days before the date specified in such instrument when, subject to Section 4.5(e), such resignation is to take effect. Upon receiving such notice of resignation, the Depositor and the Trustee shall use their best efforts to appoint a successor evaluator having qualifications and at a rate of compensation satisfactory to the Depositor and the Trustee. Such appointment shall be made by written instrument executed by the Depositor and the Trustee, in duplicate, one copy of which shall be delivered to the resigning Evaluator and one copy to the successor evaluator. The Depositor may remove the Evaluator at any time upon 30 days’ written notice and appoint a successor evaluator having qualifications and at a rate of compensation satisfactory to the Depositor and the Trustee. Such appointment shall be made by written instrument executed by the Depositor, in duplicate, one copy of which shall be delivered by the Evaluator so removed and one copy to the successor evaluator. Notice of such resignation or removal and appointment of a successor evaluator shall be mailed by the Trustee to each Unitholder.

(b) Any successor evaluator appointed hereunder shall execute, acknowledge and deliver to the Depositor and the Trustee an instrument accepting such appointment hereunder, and such successor evaluator without any further act, deed or conveyance shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named Evaluator herein and shall be bound by all the terms and conditions of this Indenture.

(c) In case at any time the Evaluator shall resign and no successor evaluator shall have been appointed and have accepted appointment within 30 days after notice of resignation has been received by the Depositor and the Trustee, the Evaluator may forthwith apply to a court of competent jurisdiction for the appointment of a successor evaluator. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor evaluator.

(d) Any corporation into which the Evaluator hereunder may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Evaluator hereunder shall be a party, or any corporation succeeding to all or substantially all of the business of the Evaluator hereunder, shall be the successor evaluator under this Indenture without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, anything herein, or in any agreement relating to such merger or consolidation, by which the Evaluator may seek to retain certain powers, rights and privileges theretofore obtaining for any period of time following such merger or consolidation, to the contrary notwithstanding.

(e) Any resignation or removal of the Evaluator and appointment of a successor evaluator pursuant to this Section shall become effective upon acceptance of appointment by the successor evaluator as provided in subsection (b) hereof.”

(p) Section 5.1 shall be amended by (i) deleting the words “stocks” and inserting the words “shares of the ETFs” in the first paragraph, (ii) adding after the words “accrued fees and expenses of the Depositor,” in the first paragraph the words “the Evaluator,” and (iii) deleting the words “valuation by the Trustee” and inserting the words “valuation by the Evaluator” in the third paragraph.

(q) Section 5.2 shall be amended by deleting the sixth paragraph and substituting the following paragraph:

“The Depositor shall designate Securities to be sold for the purpose of redemption of Units tendered for redemption and not purchased for the Depositor, and for payment of expenses hereunder, provided that if the Depositor shall fail so to designate, the Trustee shall sell shares of the ETFs and Treasury Obligations in such amounts as will result in the remaining shares of the ETFs and Treasury Obligations held in the Trust approximating, as closely as possible, the Original Proportionate Relationship, provided, however, that Treasury Obligations shall not be sold to the extent that the maturity value, per Unit, of the Treasury Obligations remaining after such sale would be less than the maturity value, per Unit, of the Treasury Obligations on the initial date of deposit. The net proceeds of any sales of Securities from such list representing principal shall be credited to the Principal Account and the proceeds of such sales representing accrued interest shall be credited to the Income Account.”

(r) Section 6.1(b) shall be amended by deleting the words “any independent evaluation service employed by it” and inserting the words “the Evaluator.”

(s) Section 6.4 shall be amended by deleting the third sentence of the second paragraph and inserting the following:

“If the cash balances in the Income and Principal Accounts shall be insufficient to provide for amounts payable pursuant to this Section 6.4, the Trustee shall have the power to sell Securities. The Depositor shall, upon request by the Trustee, designate Securities to be sold for the purpose of payment of expenses hereunder, provided that if the Depositor shall fail so to designate, the Trustee shall sell shares of the ETFs and Treasury Obligations in such amounts as will result in the remaining shares of the ETFs and Treasury Obligations held in the Trust approximating, as closely as possible, the Original Proportionate Relationship, provided, however, that Treasury Obligations shall not be sold to the extent that the maturity value, per Unit, of the Treasury Obligations remaining after such sale would be less than the maturity value, per Unit, of the Treasury Obligations on the initial date of deposit.”

(t) Section 9.2 shall be amended by adding after the words “unpaid fees of counsel pursuant to Section 3.9” in clause (b) of the fifth paragraph the words “unpaid fees of the Evaluator pursuant to Section 4.4.”

(u) Section 9.2 shall be amended by adding the following paragraph:

In the event that the Trust terminates on the Termination Date, the Trustee shall, not less than 30 days prior to the Termination Date, send a written notice to each Unitholder. Such notice shall allow each Unitholder of record who owns at least 2,500 Units, to elect to redeem his Units at the net asset value on the Termination Date and to receive, in partial payment of the Redemption Price Unit, an in-kind distribution of such Unitholder’s pro rata share of the ETFs, to the extent of whole shares. The

Trustee will honor duly executed requests for such in-kind distribution received by the close of business on the Termination Date. Redemption of the Units of Unitholders electing such in-kind distribution shall be made on the third business day following the Termination Date and shall consist of (1) such Unitholder’s pro rata share of ETFs (valued as of the Termination Date) to the extent of whole shares and (2) cash equal to the balance of such Unitholder’s Redemption Price, including their pro rata share of the Treasury Obligations and fractional share entitlements of the ETFs. Unitholders who do not effectively request an in-kind distribution shall receive their distribution upon termination in cash. The Trustee shall distribute the Unitholder’s shares of the ETFs to the account of the Unitholder’s bank or broker-dealer at Depositary Trust Company. An in-kind distribution shall be reduced by customary charges incurred by the Trustee.

In the event that the Depositor directs the Trustee that certain Securities will be sold to a new series of the Trust (a “New Series”), the Depositor will certify to the Trustee, within five days of each sale from a Trust to a New Series, (1) that the transaction is consistent with the policy of both the Trust and the New Series, as recited in their respective registration statements and reports filed under the Investment Company Act of 1940, (2) the date of such transaction and (3) the closing sales price on the national securities exchange for the sale date of the securities subject to such sale. The Trustee will then countersign the certificate, unless the Trustee disagrees with the closing sales price listed on the certificate, whereupon the Trustee will promptly inform the Depositor orally of any such disagreement and return the certificate within five days to the Depositor with corrections duly noted. Upon the Depositor’s receipt of a corrected certificate, if the Depositor verifies the corrected price by reference to an independently published list of closing sales prices for the date of the transactions, the Depositor will ensure that the price of Units of the New Series, and distributions to holders of the Trust with regard to redemption of Units or termination of the Trust, accurately reflect the correct price. To the extent that the Depositor disagrees with the Trustee’s corrected price, the Depositor and the Trustee will jointly determine the correct sales price by reference to a mutually agreeable, independently published last of closing sales prices for the date of the transaction. The Depositor and Trustee will periodically review the procedures for sales and make such changes as they deem necessary, consistent with Rule 17a-7(e)(2) of the Investment Company Act of 1940. The Depositor will maintain records of the procedures and of each transaction, which will be maintained as provided for in Rule 17a-7(f) of the Investment Company Act of 1940. The Trustee shall bear no responsibility for any sale made pursuant to the Depositor’s instruction as provided in this paragraph.

(v) Section 9.5 shall be amended by adding the following prior to the concluding sentence of such Section 9.5:

“Any notice, demand, direction or instruction to be given to the Evaluator shall be in writing and shall be duly given if mailed or delivered to the Evaluator, Attention: Vice President, 55 Water Street, New York, New York 10041 or such other address as shall be specified to the other parties hereto by the Evaluator in writing.”

Part II

SPECIAL TERMS AND CONDITIONS OF TRUST

Section 1. The following special terms and conditions are hereby agreed to:

(a) The Securities (including Contract Securities) listed in the Prospectus relating to this series of Smart Trust, 2005 Series A (the “Prospectus”) have been deposited in the Trust under this Agreement (see “Portfolio” in Part A of the Prospectus which for purposes of this Indenture and Agreement is the Schedule of Securities or Schedule A).

(b) The number of Units delivered by the Trustee in exchange for the Securities referred to in Section 2.3 is 15,000.

(c) For the purposes of the definition of Unit in item (24) of Section 1.1, the fractional undivided interest in and ownership of the Trust initially is 1/15,000 as of the date hereof.

(d) The term Record Date shall mean the fifteenth day of December and June commencing on June 15, 2005.

(e) The term Distribution Date shall mean the last business day of December and June commencing June 30, 2005.

(f) The First Settlement Date shall mean January 28, 2005.

(g) For purposes of Section 6.1(g), the liquidation amount is hereby specified to be 40% of the aggregate value of the Securities at the completion of the initial public offering period.

(h) For purposes of Section 6.4, the Trustee shall be paid per annum an amount computed according to the following schedule, determined on the basis of the largest number of Units outstanding at any time during the period for which the compensation is being computed:

rate per 100 units	number of Units outstanding

$0.90	first 5,000,000 or less
$0.84	next 5,000,001—10,000,000
$0.78	next 10,000,001—20,000,000
$0.66	next 20,000,001 or more

(i) For purposes of Section 7.4, the maximum annual portfolio supervisory fee is hereby specified to be $.25 per 100 Units outstanding.

(j) For purposes of Section 4.4, the Evaluator shall be paid a fee of $10.00 for each evaluation of the Treasury Obligations in the Trust.

(k) The Termination Date shall be August 15, 2020, or the earlier disposition of the last Security in the Trust.

(l) The fiscal year for the Trust shall end on December 31 of each year.

IN WITNESS WHEREOF, the parties hereto have caused this Reference Trust Agreement to be duly executed on the date first above written.

[Signatures on separate pages]

HENNION & WALSH, INC.

Depositor

By:	/S/ PETER DEMARCO
Authorized Signator

STATE OF NEW JERSEY	)
:ss:
COUNTY OF PARSIPPANY	)

On this 20th day of January, 2005, before me personally appeared Peter DeMarco, to me known, who being by me duly sworn, said that he is an Authorized Signator of Hennion & Walsh, Inc., one of the corporations described in and which executed the foregoing instrument, and that he signed his name thereto by authority of the Board of Directors of said corporation.

/S/ LINDA RODRIGUEZ
Notary Public

LINDA D. RODRIGUEZ NOTARY PUBLIC, STATE OF NEW JERSEY Commission Expires 3/15/2006

THE BANK OF NEW YORK

Trustee

By:	/S/ IRENE GUGLIELMO
Vice President

STATE OF NEW YORK	)
:ss:
COUNTY OF NEW YORK	)

On this 20th day of January, 2005, before me personally appeared Irene Guglielmo, to me known, who being by me duly sworn, said that he/she is an Authorized Signator of The Bank of New York, one of the corporations described in and which executed the foregoing instrument; that he/she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation and that he/she signed his/her name thereto by like authority.

/S/ EMANUEL T. LYTLE, JR.
Notary Public

Notary Public State of New York No. 41-4696933 Qualified in Queens County Commission Expires April 30, 2007

HENNION & WALSH ASSET MANAGEMENT, INC.

Portfolio Supervisor

By:	/S/ PETER DEMARCO
Authorized Signator

STATE OF NEW JERSEY	)
:ss:
COUNTY OF PARSIPPANY	)

On this 20th day of January, 2005, before me personally appeared Peter DeMarco, to me known, who being by me duly sworn, said that he is an Authorized Signator of the Portfolio Supervisor, one of the entities described in and which executed the foregoing instrument, and that he signed his name thereto by authority of the Board of Directors of said corporation.

/S/ LINDA RODRIGUEZ
Notary Public

LINDA D. RODRIGUEZ NOTARY PUBLIC, STATE OF NEW JERSEY Commission Expires 3/15/2006

Standard & Poor’s Securities Evaluations, Inc.

Evaluator

By:	/S/ FRANK CICCOTTO
Managing Director

ATTEST:

By:	/S/ JACK CEDERROTH
Director, Operations